UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2013

Bluegreen Corporation

(Exact name of registrant as specified in its charter)

Massachusetts	001-09292	03-0300793

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4960 Conference Way North, Suite 100 Boca Raton, Florida	33431

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 912-8000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introduction

As previously announced, Bluegreen Corporation entered into an Agreement and Plan of Merger, dated as of November 14, 2012 (the “Merger Agreement”), with BFC Financial Corporation (“BFC”), Woodbridge Holdings, LLC (“Woodbridge”) and BXG Florida Corporation (“Merger Sub”), which provided for the Company to be acquired by Woodbridge in a cash merger (the “Merger”). On April 2, 2013, the parties consummated the Merger pursuant to the terms of the Merger Agreement, and the Company, which was the surviving corporation of the Merger, became a wholly owned subsidiary of Woodbridge.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each outstanding share of the Company’s common stock (other than shares owned by BFC or Woodbridge, which were canceled in connection with the Merger without any consideration payment therefor, and shares owned by shareholders who duly exercised and perfected their appraisal rights in accordance with Massachusetts law) was converted into the right to receive the per share merger consideration of $10.00 in cash, without interest and less any applicable withholding taxes. In addition, each option to acquire shares of the Company’s common stock that was outstanding at the effective time of the Merger, whether vested or unvested, was canceled in exchange for the holder’s right to receive the excess, if any, of the $10.00 per share merger consideration over the exercise price per share of the option, without interest and less any applicable withholding taxes. Each restricted stock award of the Company that was outstanding at the effective time of the Merger, whether vested or unvested, converted into the right to receive, with respect to each share of the Company’s common stock then subject to the award, the $10.00 per share merger consideration, without interest and less any applicable withholding taxes.

Prior to the consummation of the Merger, BFC, indirectly through Woodbridge, owned approximately 53% of the then-outstanding shares of Bluegreen’s common stock. In addition, Alan B. Levan, BFC’s Chairman, Chief Executive Officer and President, and John E. Abdo, BFC’s Vice Chairman, serve as non-executive Chairman and Vice Chairman, respectively, of Bluegreen’s Board of Directors.

The description of the Merger Agreement and related transactions, including the Merger, set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information set forth in the Introduction above is incorporated into this Item 2.01 by reference.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 2, 2013, the Company informed the New York Stock Exchange (the “NYSE”) of the completion of the Merger and, accordingly, trading in the Company’s common stock was suspended. On April 4, 2013, the NYSE, at the Company’s request, filed an application on Form 25 with the Securities and Exchange Commission (the “SEC”) to report that the Company’s common stock is no longer listed on the NYSE. The Company intends to file a Certification and Notice of Termination on Form 15 with the SEC in order to deregister its common stock under the Securities Exchange Act of 1934 (the “Exchange Act”) and suspend the Company’s reporting obligations under the Exchange Act as soon as practicable following the effective date of the Form 25.

Item 3.03 Material Modification to Rights of Security Holders.

The information set forth in the Introduction above regarding the conversion at the effective time of the Merger of the shares of the Company’s common stock, including restricted shares, and options to purchase shares of the Company’s common stock into the right to receive the $10.00 per share merger consideration (less, in the case of options, the exercise price of the options) is incorporated into this Item 3.03 by reference. As a result of the Merger, the Company’s shareholders (other than Woodbridge, which owns 100% of Bluegreen following the Merger) ceased to have any rights with respect to their shares of the Company’s common stock, except for the right to receive the merger consideration to which they are entitled or, in the case of shareholders who duly exercised and perfected their appraisal rights in accordance with Massachusetts law, the right to receive the “fair value” of their shares as determined pursuant to the appraisal rights process.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the consummation of the Merger on April 2, 2013, the Company’s Amended and Restated Bylaws were amended and restated. A copy of the Company’s Second Amended and Restated Bylaws is filed as Exhibit 3.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

2.1	Agreement and Plan of Merger, dated as of November 14, 2012, by and among BFC Financial Corporation, Woodbridge Holdings, LLC, BXG Florida Corporation and Bluegreen Corporation (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed on November 15, 2012)

3.1	Second Amended and Restated Bylaws of Bluegreen Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 5, 2013	BLUEGREEN CORPORATION

By:	/s/ Anthony M. Puleo
Anthony M. Puleo
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit	Description
2.1	Agreement and Plan of Merger, dated as of November 14, 2012, by and among BFC Financial Corporation, Woodbridge Holdings, LLC, BXG Florida Corporation and Bluegreen Corporation (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed on November 15, 2012)

3.1	Second Amended and Restated Bylaws of Bluegreen Corporation